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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              __________________
                                   FORM 8-A

               For Registration of Certain Classes of Securities
                   Pursuant to Section 12(b) or 12(g) of the
                        Securities Exchange Act of 1934


                                Joy Global Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant a specified in its charter)

                 Delaware                                39-1566457
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 (State of incorporation or organization)   (I.R.S. Employer Identification No.)

 100 East Wisconsin Avenue, Suite #2780,

         Milwaukee, Wisconsin                               53202
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 (Address of principal executive offices)                (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this for relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [_]

Securities Act registration statement file number to which this form relates:
[333-_____]
     ---------------
     (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class                Name of Each Exchange on which
          to be so Registered                Each Class is to be Registered
          -------------------                ------------------------------

     10.75% Senior Notes Due 2006              American Stock Exchange
-------------------------------------  -----------------------------------------
_____________________________________  _________________________________________


Securities to be registered pursuant to Section 12(g) of the Act:

                                      N/A
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                               (Title of class)

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Item 1.  Description of Registrant's Securities to be Registered.

         The description of the 10.75% Senior Notes Due 2006 (the "Notes") of
                                                                   -----
Joy Global Inc. (the "Corporation") included in
                      -----------

 .        "Section XVI. Other General Provisions of the Plan, B. Securities to be
         Issued under the Plan,"

 .        "Section XI. Provisions for Treatment of Disputed Claims and Equity
         Interests, G. Reserve of HII Senior Notes,"

 .        "Section X. Provisions Governing Distributions under the Plan and
         Treatment of Certain Contingent Claims, G. Allowed Class R2 Claims against the Note Group Debtors: Timing and Calculation of Amounts to be distributed to Holders of Claims, 2. Distributions to Holders of Allowed Class R2 Claims Against the Note Group Debtors that, with Post-Petition Interest, Are $1,000 or Greater, (b) Maximum Principal Amount of the HII Senior Notes," and

 .        "Section VI. Implementation of the Reorganizing SubPlans, A. HII, 5.
         Registration of New HII Common Stock,"

of the "Third Amended Joint Plan of Reorganization, As Modified, of the Debtors under Chapter 11 of the Bankruptcy Code" (the "Plan"), as originally filed as an exhibit to the Company's Form 8-K on July 12, 2001, are hereby incorporated by reference. In addition, all descriptions or references to the Notes included in the Plan shall be deemed to be incorporated by reference herein.

                             Description of Notes

         Pursuant to the Plan, the Corporation will issue the Notes under an Indenture (the "Indenture"), by and among the Corporation, the Guarantors named therein and BNY Midwest Trust Company, as trustee (the "Trustee"). The issuance of the Notes is not subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

         The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. The Indenture, and not this description, defines the rights of the holders of the Notes. A copy of the Indenture is attached hereto as Exhibit 4. Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

         The Notes:

         .     are general unsecured obligations of the Corporation; and

         .     are unconditionally guaranteed by the Guarantors.

                                 Page 2 of 41
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The Guarantees: Restricted Subsidiaries

     The Notes are guaranteed by each Restricted Subsidiary that is or becomes a Domestic Subsidiary of the Corporation (other than any Receivables Subsidiaries and Industries Insurance, Inc., a Vermont insurance company).

     Each Guarantee of the Notes is a general unsecured, unconditional payment obligation of the Guarantor.

     Under the circumstances described below under the subheading "-Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries," the Corporation will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." Its Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the Notes.

Principal, Maturity and Interest

     The Indenture provides for the issuance by the Corporation of Notes with a maximum aggregate principal amount of $167.0 million. The Notes issued under the Indenture shall be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Corporation will issue the Notes to certain creditors of the Reorganizing Debtors (as such term is defined in the Plan) within 30 to 60 days of Corporation's emergence from bankruptcy, and will thereafter issue such Notes from time to time to certain creditors of the Reorganizing Debtors in accordance with the terms of the Plan. The Notes will mature on April 30, 2006.

     Interest on the Notes will accrue at the rate of 10.75% per annum and will be payable semi-annually on April 30th and October 31st, commencing on October 31, 2001. The Corporation will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15.

     Interest on the Notes will accrue from the Effective Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

     Payments on the Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York.

Paying Agent and Registrar for the Notes

     The Trustee will initially act as Paying Agent and Registrar. The Corporation may change the Paying Agent or Registrar without prior notice to the Holders, and the Corporation may act as Paying Agent or Registrar.

Transfer of Notes

     A Holder may transfer Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Corporation may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Corporation is not required to transfer any Note selected for redemption.

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     The registered Holder of a Note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

     The Guarantors jointly and severally unconditionally guarantee the Corporation's payment obligations under the Notes. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Corporation or another Guarantor, unless:

     (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

     (2)  either:

          (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

          (b) the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the Indenture.

     The Subsidiary Guarantee of a Guarantor will be released:

     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Corporation, if the Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the "Asset Sale" provisions of the Indenture;

     (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Corporation, if the Corporation applies the Net Proceeds of that sale in accordance with the "Asset Sale" provisions of the Indenture; or

     (3) if the Corporation properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

     See "-Repurchase at the Option of Holders-Asset Sales."

Optional Redemption

     At any time prior to maturity, the Corporation may on any one or more occasions redeem the Notes, as a whole or from time to time in part, at the Redemption Price (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the Redemption Date, if redeemed during the twelve month period beginning on April 1st on the years indicated below:

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  Year                                                             Percentage
  ----------------------------------------------------------------------------

    2001.........................................................   105.37500%
    2002.........................................................   104.03215%
    2003.........................................................   102.68750%
    2004.........................................................   101.34375%
    2005 and thereafter..........................................   100.00000%

     The Corporation or the Trustee shall not be required to exchange or register a transfer of (1) any Note for a period of 15 days next preceding the mailing of a notice of redemption of Notes for redemption, or (2) any Notes selected, called or being called for redemption in whole or in part, except in the case of any Notes to be redeemed in part, the portion thereof which shall not be redeemed.

     In the case of any redemption at the election of the Corporation of less than all Notes, the Corporation shall, not less than 45 days nor more than 60 days prior to the Redemption Date fixed by the Corporation, notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder at his address in the Senior Note Register.

Mandatory Redemption

     The Corporation is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Offer to Repurchase at the Option of Holders

Change of Control

     If a Change of Control occurs, each Holder of Notes will have the right to require the Corporation to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Corporation will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, the Corporation will mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

     On the Change of Control Payment Date, the Corporation will, to the extent lawful:

     (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

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     (2)  deposit with the Trustee an amount equal to the Change of Control
          Payment in respect of all Notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Corporation.

     The Trustee will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Corporation will either repay all outstanding Indebtedness under the Bank Credit Facility or obtain the requisite consents, if any, under the Bank Credit Facility to permit the repurchase of Notes required by this covenant. The Corporation will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Corporation shall first comply with the covenant in the first sentence in the immediately preceding paragraph before it shall be required to repurchase Notes pursuant to the provisions described above. The Corporation's failure to comply with the covenant described in the immediately preceding sentence may (with notice and lapse of time) constitute an Event of Default described in clause (4) but shall not constitute an Event of Default described under clauses
(1) or (2) under the caption "-Events of Defaults and Remedies."

     The provisions described above that require the Corporation to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require the Corporation to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Corporation will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Corporation and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. The Corporation will publicly announce or provide written notice to the Trustee and the Holders within 15 days following the occurrence of a Change of Control.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Corporation determined on a consolidated basis. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Corporation to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Corporation determined on a consolidated basis to another Person or group may be uncertain.

Asset Sales

     The Corporation will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

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     (1)  the Corporation (or the Restricted Subsidiary, as the case may be)
          receives consideration at the time of such Asset Sale which, taken as a whole, is at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) such fair market value is determined by the Corporation's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

     (3) at least 75% of the consideration therefor received by the Corporation or such Restricted Subsidiary is in the form of cash or Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following shall be deemed to be cash:

          (a) any liabilities (as shown on the Corporation's or such Restricted Subsidiary's most recent balance sheet), of the Corporation or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Senior Subsidiary Guarantee) that are assumed by the transferee of any such assets; and

          (b) any securities, notes or other obligations received by the Corporation or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Corporation or such Restricted Subsidiary into cash within 30 days of the related Asset Sale (to the extent of the cash received in that conversion).

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Corporation may apply such Net Proceeds at its option:

         (1)   repay Indebtedness under any Bank Credit Facility;

         (2) to invest in or to acquire other properties or assets to replace the properties or assets that were the subject of the Asset Sale or that will be used in businesses of the Corporation or its Restricted Subsidiaries, as the case may be, existing at the time such assets are sold; and

         (3) to make (or cause its Restricted Subsidiary to make) a capital expenditure or commit (or cause its Restricted Subsidiary to commit) to make a capital expenditure (such commitments to include amounts anticipated to be expended pursuant to the Corporation's capital investment plan as adopted by the Board of Directors of the Corporation) within 365 days of such Asset Sale.

Pending the final application of any such Net Proceeds, the Corporation may invest such Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Corporation will make an Asset Sale Offer to all Holders of Notes. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Corporation may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis based on the

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principal amount of Notes tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with any repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

     If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the Redemption Date by the Trustee, from the Notes then outstanding and not previously called for redemption, by such method as the Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or any integral multiple thereof) of the principal amount of Notes of a denomination larger than $1,000.

     Notices of redemption will be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed at its registered address.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. In the case of any physically-held Notes, a new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Any Note called for redemption will become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

     The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (a) declare or pay any dividend or make any other payment distribution on account of the Corporation's or any of its Restricted Subsidiaries' Equity Interests or to the direct or indirect holders of the Corporation's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (A) in Equity Interests of the Corporation or (B) to the Corporation or a Restricted Subsidiary of the Corporation);

     (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Corporation or any direct or indirect parent of the Corporation;

     (c)  make any Restricted Investment; or

     (d) make any principal payment on, purchase, redeem, defease, prepay, decrease or otherwise acquire or retire for value, prior to any final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any subordinated Indebtedness (all

                                 Page 8 of 41
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          such payments and other actions set forth in clauses (a) through (d)
          above collectively referred to as "Restricted Payments")

          unless, at the time of and after giving effect to such Restricted
          Payment:

          (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (ii) the Corporation is able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the EBITDA Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-Incurrence of Indebtedness;" and

          (iii) the aggregate amount (the amount expended for these purposes, if other than in cash, being the fair market value of the relevant property) of Restricted Payments, including the proposed Restricted Payment, made subsequent to the Issue Date is less than the sum of:

                (1) 50% of cumulative Consolidated Net Income or, if cumulative
                    Consolidated Net Income is a loss, minus 100% of the loss, accrued during the period, treated as one accounting period, from the beginning of the first full fiscal quarter after the Issue Date to the end of the most recent fiscal quarter for which consolidated financial information of the Corporation is available; plus
                                              ----

                (2) 100% of the aggregate net cash proceeds received by the
                    Corporation from any Person from any: (i) (x) contribution to the equity capital of the Corporation not representing an interest in Disqualified Capital Stock or (y) issuance and sale of Qualified Capital Stock of the Corporation, in each case, subsequent to the Issue Date, or (ii) issuance and sale subsequent to the Issue Date (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary) of any Indebtedness for borrowed money of the Corporation or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Corporation, excluding, in each case, any net cash proceeds: (x) received
                    ---------
                    from a Subsidiary of the Corporation, or (y) applied in accordance with the second paragraph of this covenant below; plus
                    ----

               (3)  without duplication of any amounts included in clause (1) or
                    (2) above or (4) below, in the case of any of the following events involving Investments made after the Issue Date: (i) the disposition of such Investment by, or repayment of such Investment to, the Corporation or a Restricted Subsidiary, or (ii) the receipt by the Corporation or any Restricted Subsidiary of any dividends or distributions from such Investment in an amount equal to the lesser of: (a) the amount of such Investment treated as a Restricted Payment pursuant to clause (c) above, and (b) the amount in cash received by the Corporation or any Restricted Subsidiary upon such disposition, repayment, dividend or distribution; plus
                    ----

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               (4)  so long as the designation of such Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date, in the case of a redesignation of any Unrestricted Subsidiary to be a Restricted Subsidiary in accordance with the terms of the Indenture, an amount equal to the lesser of: (i) the Corporation's Investment in such Unrestricted Subsidiary at the time of such redesignation that was treated as a Restricted Payment (including upon designation as a Restricted Subsidiary); and (ii) that portion of the fair market value of the net assets of such Unrestricted Subsidiary at the time of such redesignation that is proportionate to the Corporation's equity interest in such Unrestricted Subsidiary at the time of the redesignation, plus
                    ----

               (5)  $10.0 million.

     The foregoing provisions shall not prohibit:

     (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

     (b) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Corporation or any Restricted Subsidiary or of any Equity Interests of the Corporation in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Corporation) of, (i) subordinated Indebtedness of the Corporation or any Restricted Subsidiary that qualifies as Permitted Refinancing Indebtedness or (ii) Equity Interests of the Corporation (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (d)(iii)(2) of the preceding paragraph;

     (c) the payment of any dividend by a Restricted Subsidiary of the Corporation to the holders of its common Equity Interests on a pro rata basis;

     (d) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Corporation or any Restricted Subsidiary of the Corporation held by any current or former officers, directors or employees of the Corporation (or any Restricted Subsidiary of the Corporation) pursuant to any management equity subscription agreement, stock option agreement or stock plan entered into in the ordinary course of business in an amount not to exceed $500,000 in any fiscal year or $1.5 million in the aggregate;

     (e) repurchases of Equity Interests of the Corporation deemed to occur upon exercise of stock options to the extent Equity Interests represent a portion of the exercise price of such options; or

     (f) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $5.0 million since the Issue Date.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by the Corporation or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors, whose resolution with respect thereto will be conclusive.

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Incurrence of Indebtedness

     The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt); provided, however, that the Corporation may incur Indebtedness (including Acquired Debt), and the Restricted Subsidiaries may incur Indebtedness, if the EBITDA Coverage Ratio for the Corporation's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.5 to 1, determined on a pro forma basis, as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the incurrence by the Corporation or any Restricted Subsidiary of Indebtedness under any Bank Credit Facility and letters of credit under any Bank Credit Facility in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the face amount) of up to $350.0 million less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by the Corporation or any of its Restricted Subsidiaries since the date of the Indenture to permanently repay Indebtedness under a Bank Credit Facility pursuant to the covenant described above under the caption "- Repurchase at the Option of Holders-Asset Sales"; provided that the amount of Indebtedness permitted to be incurred pursuant to any Bank Credit Facility in accordance with this clause (1) shall be in addition to any Indebtedness permitted to be incurred pursuant to any Bank Credit Facility, in reliance on, and in accordance with, clauses
          (5) and (14) below or in the first paragraph of this covenant;

     (2) the incurrence by the Corporation and its Restricted Subsidiaries of the Existing Indebtedness;

     (3) the incurrence by the Corporation and the Guarantors of Indebtedness represented by the Notes in an aggregate principal amount of up to $167.0 million and the related Senior Subsidiary Guarantees to be issued on the Issue Date;

     (4) the incurrence of Indebtedness by Excluded Subsidiaries in an aggregate amount not to exceed $100.0 million at any time outstanding;

     (5) the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Corporation or such Restricted Subsidiary, in an aggregate principal amount (which amount may, but need not be, incurred in whole or in part under any Bank Credit Facility), including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, any Indebtedness incurred pursuant to this clause
          (5), not to exceed the greater of (x) the Permitted Debt Percentage of Total Net Tangible Assets as of the date of incurrence and (y) $25.0 million at any time outstanding;

     (6) the incurrence by the Corporation or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under clauses (2) or (3) above or the first paragraph of this covenant;

     (7) the incurrence by the Corporation or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Corporation and any of its Restricted Subsidiaries; provided, however, that each of the following shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Corporation or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7):

          (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Corporation or a Restricted Subsidiary thereof, other than any such issuance or transfer of Equity Interests in connection with Liens granted to secure borrowings under any Bank Credit Facility; and

          (b) any sale or other transfer of any such to a Person that is not either the Corporation or a Restricted Subsidiary thereof, other than any sale or transfer of such Indebtedness in connection with Liens granted to secure borrowings under any Bank Credit Facility;

     (8) the incurrence by the Corporation or any of the Guarantors of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating or fixed rate Indebtedness that is permitted by the terms of the Indenture to be outstanding and the incurrence of Indebtedness under Other Hedging Agreements providing protection against fluctuations in currency values or in the price of commodities and raw materials in connection with the Corporation's or any of its Restricted Subsidiaries' operations so long as management of the Corporation or such Restricted Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities;

     (9) the guarantee by the Corporation or any Restricted Subsidiary of Indebtedness of the Corporation or a Restricted Subsidiary of the Corporation that was permitted to be incurred by another provision of this covenant;

     (10) the incurrence by the Corporation's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Corporation in violation of this clause
          (10);

     (11) Indebtedness arising from agreements of the Corporation or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of the Corporation or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Corporation and its Restricted Subsidiaries in connection with such disposition;

     (12) the incurrence of obligations in respect of performance and surety bonds and completion guarantees provided by the Corporation or any of its Restricted Subsidiaries in the ordinary course of business;

     (13) the incurrence of Indebtedness by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to the Corporation or any of its Subsidiaries (except for Standard Securitization Undertakings);provided that the aggregate principal amount of Indebtedness outstanding under this clause (13) does not exceed $50.0 million; and

     (14) the incurrence by the Corporation of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) (which amount may, but need not be, incurred in whole or in part under a Bank Credit Facility) at any time outstanding, not to exceed $50.0 million.

     For purposes of determining compliance with this "Incurrence of Indebtedness" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Corporation will be permitted to classify or later reclassify such item of Indebtedness in any manner that complies with this covenant. Indebtedness under a Bank Credit Facility outstanding on the date on which Notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Limitation on Layered Indebtedness

     The Corporation will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is subordinate in right of payment to any other Indebtedness, unless such Indebtedness is expressly subordinate in right of payment to the Notes to the same extent and on the same terms as such Indebtedness is subordinate to such other Indebtedness.

Liens

     Neither the Corporation nor any Restricted Subsidiary will create, incur, assume, cause or suffer to exist or become effective any Lien (other than Permitted Liens) securing Indebtedness upon any of its property or assets, owned as of the date of the Indenture or thereafter acquired, unless all payments due under the Indenture, the Notes and/or the Senior Subsidiary Guarantees (as applicable) are secured on an equal and ratable basis with the obligations so secured until such time as such Indebtedness is no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions to the Corporation or any of its Restricted Subsidiaries on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Corporation or any of its Restricted Subsidiaries;

     (2) make loans or advances to the Corporation or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to the Corporation or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1)  Existing Indebtedness as in effect on the Issue Date;

     (2)  the Indenture, the Notes and the Subsidiary Guarantees;

     (3)  applicable law;

     (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Corporation or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

     (5) non-assignment provisions in leases, licenses or similar agreements entered into in the ordinary course of business and consistent with past practices;

     (6) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

     (7) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

     (8) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

     (9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     (10) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

     (11) encumbrances or restrictions existing under or arising pursuant to any Bank Credit Facility as in effect on the Issue Date;

         (12) any Purchase Money Note or other Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;

         (13) encumbrances or restrictions under credit facilities, indentures or other contracts relating to Permitted Debt incurred under clause (4) under the caption "-Incurrence of Debt;" and

         (14) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through
                  (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Corporation, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividends or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

          Nothing contained in the Indenture, the Senior Subsidiary Guarantees or the Notes will prevent any consolidation or merger of the Corporation with or into any other Person (whether or not affiliated with the Corporation), or successive consolidations or mergers in which the Corporation or its successor or successors will be a party or parties, or will prevent any sale, conveyance, transfer or other disposition of the property of the Corporation or its successor or successors as an entirety, or substantially as an entirety, to any other Person (whether or not affiliated with the Corporation or its successor or successors) authorized to acquire and operate the same; provided that upon any such consolidation, merger, sale, conveyance, transfer or other disposition, the due and punctual payment, in the case of the Corporation, of the principal of and premium, if any, and interest on all of the Notes in accordance with the terms thereof, according to their tenor and the due and punctual performance and observance of all the covenants and conditions of the Indenture with respect to the Notes or established with respect to the Notes to be kept or performed by the Corporation shall be expressly assumed, by supplemental indenture (which shall conform to the provisions of the Trust Indenture Act, as then in effect) satisfactory in form to the Trustee executed and delivered to the Trustee by the entity formed by such consolidation, or into which the Corporation shall have been merged, or by the entity which shall have acquired such property (in each case, the "Surviving Entity"); provided, further, that upon any such consolidation, merger, sale, conveyance, transfer or other disposition, the application of the Senior Subsidiary Guarantees to the obligations of the Surviving Entity in respect of the Notes shall be expressly confirmed by supplemental indenture (which shall conform to the provisions of the Trust Indenture Act, as then in effect) satisfactory in form to the Trustee executed and delivered to the Trustee by the Guarantors; provided, further, that after giving effect thereto, the Corporation or the Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) in compliance with the first paragraph under the caption "- Incurrence of Indebtedness" and no Default shall have occurred and be continuing under the Indenture.

          In case of any such consolidation, merger, conveyance or transfer and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Corporation, such successor corporation shall succeed to and be substituted for the Corporation, with the same effect as if it had been named as the Corporation, and the Corporation thereupon shall be relieved of any further liability or obligation under the

Indenture or upon the Notes. Such successor corporation thereupon may cause to be signed, and may issue either in its own name or in the name of Joy Global Inc., any or all of the Notes issuable under the Indenture which have not been signed by the Corporation and delivered to the Trustee or the Authenticating Agent; and, upon the order of such successor corporation instead of the Corporation and subject to all the terms, conditions and limitations prescribed in the Indenture, the Trustee or the Authenticating Agent shall authenticate and deliver any Notes which previously shall have been signed and delivered by the officers of the Corporation to the Trustee or the Authenticating Agent for authentication, and any Notes which such successor corporation thereafter shall cause to be signed and delivered to the Trustee or the Authenticating Agent for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Notes theretofore or thereafter issued in accordance with the terms of the Indenture as though all of such Notes had been issued as of the date of the Indenture.

Designation of Restricted and Unrestricted Subsidiaries

          The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Corporation and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Corporation shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default or an Event of Default (assuming that any Liens or Indebtedness of such Unrestricted Subsidiary are deemed to be incurred immediately upon such redesignation).

Transactions with Affiliates

         The Corporation will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

         (1) such Affiliate Transaction is on terms taken as a whole that are no less favorable to the Corporation or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with an unrelated Person;

         (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving more than $2.5 million individually or in the aggregate, the Corporation delivers to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

         (3) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving more than $7.5 million individually or in the aggregate, the Corporation will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate

                  Transaction to the Corporation and the relevant Restricted Subsidiary (if any) from a financial point of view from an Independent Financial Advisor and file the same with the Trustee.

         The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the preceding paragraph of this covenant:

         (1) any employment agreement entered into by the Corporation or any of its Restricted Subsidiary in the ordinary course of business;

         (2) transactions between or among the Corporation and/or its Restricted Subsidiaries;

         (3) payment of reasonable directors' fees to Persons who are not otherwise Affiliates of the Corporation;

         (4)      sales of Equity Interests to Affiliates of the Corporation;

         (5) Restricted Payments made in cash that are permitted by the provisions of the Indenture described above under the caption "-Restricted Payments;"

         (6) ordinary course purchases and sale of goods or services between or among the Corporation and its Subsidiaries (or with Kobe Steel Limited or its sucessors);

         (7) loans, guarantees of loans and advances to officers, directors, employees or consultants of the Corporation or a Restricted Subsidiary of the Corporation not to exceed $3.5 million in the aggregate outstanding at any time; or

         (8) reasonable fees and expenses and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Corporation or any Subsidiary as determined in good faith by the Board of Directors of the Corporation or senior management.

Additional Subsidiary Guarantees

         If the Corporation or any of its Domestic Subsidiaries acquires or creates any Domestic Subsidiary after the date of the Indenture that is not a Guarantor, then the Corporation will cause such Domestic Subsidiary (other than a Receivables Subsidiary) to execute and deliver a supplemental indenture to the Indenture pursuant to which it will become a Guarantor under the Indenture.

Sale and Leaseback Transactions

         The Corporation will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Corporation or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

         (1) the Corporation or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the EBITDA Coverage Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness;" or

         (2) the transfer of assets in that sale and leaseback transaction is permitted by, and the Corporation applies the net proceeds of such transaction in compliance with, the covenant described above under the caption "-Repurchase at the Option of Holders-Asset Sales."

         The foregoing covenants shall not prohibit Third Party Financing Transactions entered into by the Corporation or any Restricted Subsidiary.


Conduct of Business

         The Corporation will not, and will not permit any Restricted Subsidiary to, engage in any businesses which are not (1) the same as or reasonably similar to, (2) ancillary or related to, or (3) a reasonable extension, development or expansion of, the businesses in which the Corporation and its Restricted Subsidiaries were engaged as of the date of the Indenture.

Reports by the Corporation

         The Corporation will file with the Trustee, within 15 days after the Corporation is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports which the Corporation may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, or if not so required, the Corporation will file with the Trustee and the Commission such supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act for a U.S. company subject to the reporting obligations thereof within the time periods specified therein in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. The Corporation will also file with the Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Corporation with the conditions and covenants provided for in the Indenture as may be required from time to time by such rules and regulations. The Corporation will transmit by mail to all Holders of the Notes, as the names and addresses of such Holders appear in the Senior Note Register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required by the preceding two sentences as may be required by rules and regulations by the Commission.

         The Corporation will furnish to the Trustee within 120 days of the end of each fiscal year the compliance certificate required by Section 314(a)(4) of the Trust Indenture Act.

         Delivery of the foregoing reports, information and documents to the Trustee is for informational purposes only and will not constitute constructive notice of any information contained therein or determinable therefrom, including the Corporation's compliance with any of its covenants under the Indenture.

Events of Default and Remedies

         Each of the following is an Event of Default:

         (1) default in the payment of any installment of interest upon any Notes when it becomes due and payable, and continuation of such default for a period of 30 days;

         (2) default in payment of all or any part of the principal or premium, if any, on the Notes as and when the same shall become due and payable either at maturity, upon redemption or otherwise;

         (3) the failure to perform or comply with any of the covenants described under the caption "-Certain Covenants-Merger, Consolidation or Sale of Assets;"

         (4) default in the performance, or breach of any covenant or warranty of the Corporation in the Indenture (other than a covenant or warranty a default in whose performance is specifically dealt with elsewhere in this caption "-Events of Default and Remedies"), and, except in the case of a failure to make the Change of Control Payment on a Change of Control Payment Date, continuance of such default or breach for a period of 45 days after there has been given to the Corporation by the Trustee or by the Holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture;

         (5) a court having jurisdiction in the premises enters a decree or order for relief in respect of the Corporation or any Restricted Subsidiary that is a Significant Subsidiary (or group of Restricted Subsidiaries that would together constitute a Significant Subsidiary) in an involuntary case under any applicable bankruptcy, insolvency or other similar law in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Corporation or any Restricted Subsidiary that is a Significant Subsidiary (or group of Restricted Subsidiaries that would together constitute a Significant Subsidiary) or for any substantial part of its or their property, or ordering the winding up or liquidation of its or their affairs and such decree or order remains unstayed and in effect for a period of 90 consecutive days;

         (6) the Corporation or any Restricted Subsidiary that is a Significant Subsidiary (or group of Restricted Subsidiaries that would together constitute a Significant Subsidiary) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law in effect, consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Corporation or any Restricted Subsidiary that is a Significant Subsidiary (or group of Restricted Subsidiaries that would together constitute a Significant Subsidiary) or of any substantial part of its or their property, or shall make any general assignment for the benefit of creditors;

         (7) default by the Corporation or any Restricted Subsidiary under any Indebtedness which (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of any applicable grace period provided in such Indebtedness on the date of such default or (ii) results in the acceleration of such Indebtedness prior to its stated maturity, and the principal amount of Indebtedness covered by (i) or (ii) at the relevant time, aggregates $25.0 million or more;

         (8) failure by the Corporation or any of its Restricted Subsidiaries to pay one or more final judgments against any of them aggregating $25.0 million or more, which judgment(s) are not paid, discharged or stayed for a period of 60 days or more;

         (9) except as permitted by the Indenture, any Senior Subsidiary Guarantee by a Guarantor that is a Significant Subsidiary is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Guarantor that is a Significant

                  Subsidiary, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Senior Subsidiary Guarantee.

         If there is an Event of Default with respect to the Notes occurs and is continuing, then, and in each and every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Corporation (and to the Trustee if given by Holders), may declare the entire principal of all Notes and the interest accrued thereon and unpaid, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

         If the Trustee shall have proceeded to enforce any right under the Indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Corporation, the Trustee and the Holders of the Notes, as the case may be, shall be restored respectively to their former positions and rights under the Indenture, and all rights, remedies and powers of the Corporation, the Trustee and the Holders of such Notes shall continue as though no such proceedings had been taken.

         If there is an Event of Default under clause (5) or (6) of the first paragraph under the caption "-Events of Default and Remedies," the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Notes and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for any other amounts owing to the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Holders allowed in such judicial proceedings relative to the Corporation or any other obligor on the Notes, or to the creditors or property of the Corporation or such other obligor, unless prohibited by applicable law and regulations, to vote on behalf of the Holders of the Notes in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is authorized by each of the Holders to make such payments to the Trustee, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other amounts owing to the Trustee and each predecessor Trustee except as a result of negligence or bad faith.

         In the event of collection of monies pursuant to an Event of Default, such monies shall be applied in the following order, at dates fixed by the Trustee for distribution of such monies, upon presentation of the Notes in respect of which monies have been collected:

                    First: to the payment of costs and expenses of collection and reasonable compensation to the Trustee, its agents, attorneys and counsel, and of all other amounts owing to the Trustee, except as a result of its negligence or bad faith;

                    Second: to the payment of the amounts then due and unpaid upon the Notes for principal (and premium, if any) and interest on the Notes, in respect of which or for the benefit of which monies have been collected, ratably, without preference of priority of any kind, according to the amounts due on the Notes for principal (and premium, if any) and interest, respectively.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No director, officer, employee, incorporator or stockholder of the Corporation or any Guarantor, as such, shall have any liability for any obligations of the Corporation or the Guarantors under the Notes, the Indenture, the Senior Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder of such Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The foregoing waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance

         The Corporation may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

         (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, the interest, and premium, if any, on such Notes when such payments are due from the trust referred to below;

         (2) the Corporation's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust; and

         (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Corporation's and the Guarantor's obligations in connection therewith.

         In order to exercise the Legal Defeasance:

         (1) the Corporation must irrevocably deposit with the Trustee or the Defeasance Agent, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes (a) money in an amount, (b) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (c) a combination of
                  (a) and (b), sufficient, in the opinion (with respect to (b) and (c)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee and the Defeasance Agent, if any, to pay and discharge each installment of principal of, and interest and premium, if any, on, the outstanding Notes on the dates such installments of principal, premium or interest are due;

         (2) if the Notes are then listed on any national securities exchange, the Corporation shall have delivered to the Trustee and the Defeasance Agent, if any, an Opinion of Counsel to the effect that the exercise of this option would not cause such Notes to be delisted from such exchange;

         (3) no Default or Event of Default shall have occurred and be continuing on the date of such deposit and such deposit shall not constitute a breach of the terms of any Bank Credit Facility; and

     (4) the Corporation shall have delivered to the Trustee and the Defeasance Agent, if any, an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the Corporation's exercise of its Legal Defeasance option under the Indenture and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, and such opinion shall be accompanied by a private letter ruling to that effect received from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to that effect published by the United States Internal Revenue Service.


Amendments

     With the consent of the Holders of at least a majority of the principal amount of the Notes then outstanding, the Corporation, the Guarantors and the Trustee may enter into an indenture or guarantee supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or guarantee or of modifying in any manner the rights of the Holders of the Notes; provided that no such supplemental indenture or guarantee shall, without the consent of the Holder of each Note affected thereby (1) extend the Stated Maturity of the Notes, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof or any interest or any premium thereon, or reduce any amount payable on redemption thereof or make the principal thereof or any interest or premium thereon payable in any currency other than that provided in the Notes, or impair or affect the right of any Holder to institute suit for payment thereof or the right of repayment, if any, at the option of the Holder, without the consent of the Holder of each Note so affected, (2) reduce the percentage of Notes the Holders of which are required to consent to any such supplemental indenture, (3) amend, change or modify in any material respect the obligations of the Corporation to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated, (4) modify the seniority of the Notes in any respect, or (5) eliminate or modify in any manner a Guarantor's obligations with respect to its Senior Subsidiary Guarantee which adversely affects Holders in any material respect.

     Without the consent of the Holders, the Corporation, the Guarantors and the Trustee may enter into an indenture or guarantee supplemental to the Indenture for one or more of the following purposes:

     (1) to evidence the succession of another corporation to the Corporation and the assumption by the successor corporation of the covenants, agreements and obligations of the Corporation set forth under the caption "-Merger, Consolidation or Sale of Assets;"

     (2) to evidence the succession of another corporation to a Guarantor, and the assumption by the successor corporation of the covenants, agreements and obligations of such Guarantor set forth under the caption "-Subsidiary Guarantees;"

     (3) to add to the covenants of the Corporation or the Guarantors such further covenants, restrictions or conditions for the protection of such Holders of the Notes as the Corporation's Board of Directors and the Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance of a default in such additional covenants, restrictions or conditions a Default or Event of Default permitting the enforcement of all or any of the several remedies provided in the Indenture so long as such supplemental indenture may provide for a grace period following default or may provide for immediate enforcement upon such default or may limit remedies available to the Trustee upon such default;

     (4) to cure any ambiguity or correct or supplement any provision in the Indenture, any Senior Subsidiary Guarantee or any supplement indenture or guarantee which may be defective or inconsistent with any other provision contained in any supplemental indenture or guarantee;

     (5) to evidence and provide for the acceptance or appointment of a successor trustee consistent with the requirements of the Indenture; or

     (6) to make any change that does not adversely affect the rights of any Holder in any material respect.

Concerning the Trustee

     If the Trustee becomes a creditor of the Corporation or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, or apply to the Commission for permission to continue or resign.

     The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by the Indenture by such appropriate judicial proceedings as the Trustee deems most effectual to protect and enforce any such rights.

Issuance of Notes

     Prior to the initial issuance of the Notes, the Corporation shall establish whether any Notes shall be issued in whole or in part in the form of one or more Global Notes, and whether beneficial owners of interests in any such Global Notes may exchange such interests for other Notes in the manner described below (and the circumstances under which such exchanges may occur and the location of any such exchanges if provided otherwise), and the terms relating to the global nature of the Global Notes. DTC has initially been appointed by the Corporation to serve as Depository Institution with respect to the issuance of any Global Notes.

     At the Holder's option, the Notes may be exchanged for other Notes of any authorized denominations and for a like aggregate principal amount. Notes to be exchanged may be surrendered at the Principal Office of the Trustee or at any office maintained by the Corporation for such purpose, and the Corporation and the Trustee shall execute and register and the Trustee or the Authenticating Agent shall authenticate and deliver in exchange therefor any Notes which the Holder making the exchange shall be entitled to receive. Upon due presentment for registration of transfer of any Note at the Principal Office of the Trustee or any office maintained by the Corporation for such purpose, the Corporation and the Trustee shall execute and register and the Trustee or the Authenticating Agent shall authenticate and deliver in the name of the transferee a new Note or Notes for a like aggregate principal amount. Registration or registration of transfer of any Note by the Trustee or by an agent of the Corporation and delivery of such Note shall be deemed to complete the registration or registration of transfer of such Note.

     Prior to the preparation of definitive Notes, the Corporation may execute and the Trustee shall authenticate and deliver temporary Notes, which shall be issuable in any authorized denomination, substantially in the form of the definitive Notes but with such omissions and variations as may be appropriate for temporary Notes, as determined by the Corporation. Such temporary Note shall be executed by the Corporation and authenticated by the Trustee on the same conditions and in substantially the same manner as definitive Notes. Without unreasonable delay the Corporation will execute and deliver to the Trustee or the Authenticating Agent definitive Notes and thereupon the temporary Notes may be surrendered and exchanged therefor at the Principal Office of the Trustee or at any office maintained by the Corporation for such purpose, and the Trustee or the Authenticating Agent shall authenticate and deliver in exchange for the temporary Notes a like aggregate principal amount of such definitive Notes. Until exchanged, the temporary Notes will be entitled to the same benefits under the Indenture as the definitive Notes authenticated and delivered thereunder.


     If, pursuant to the first paragraph under the caption "-Issuance of Notes," the Corporation establishes that the Notes shall be issued as Global Notes, then the Corporation shall execute and the Trustee shall authenticate and deliver Global Notes that (1) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all of the outstanding Notes, (2) shall be registered in the name of the Depository Institution or its nominee,
(3) shall be delivered by the Trustee to the Depository Institution or pursuant to the Depository Institution's instruction and (4) shall bear the following legend: "Except as otherwise provided in Section 2.11 of the Indenture, this Senior Note may be transferred, in whole but not in part, only to another nominee of the Depository Institution or to a successor Depository Institution or to a nominee of such successor Depository Institution." Notwithstanding the provisions of the second paragraph under the caption "-Issuance of Notes," the Global Notes may be transferred, in whole but not in part in the manner provided therein, only to another nominee of the Depository Institution to a successor Depository Institution for such Notes selected or approved by the Corporation or to a nominee of such successor Depository Institution.

     If (1) the Depository Institution for the Global Notes notifies the Corporation that it is unwilling or unable to continue to act as Depository Institution, (2) if such Depository Institution shall no longer be registered or in good standing under the Exchange Act, or other applicable statute or regulation, and a successor Depository Institution is not appointed by the Corporation within 90 days following receipt of such notice or awareness of such condition, or (3) the Corporation, in its discretion, determines that the Notes shall no longer be represented by the Global Notes, the third paragraph under the caption "-Issuance of Notes" shall no longer be applicable to the Notes and the Corporation will execute, and subject to the second paragraph under the caption "-Issuance of Notes," the Trustee will authenticate and deliver, the Notes in definitive registered form without coupons, in authorized denominations and in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes.

     The Corporation may use CUSIP numbers in connection with the issuance of the Notes, in which case, the Trustee will use CUSIP numbers in notices of redemption as a convenience to Holders.

     There will be no cash proceeds from the issuance of the Notes.

Trust Indenture Act

     If and to the extent that any provision of the Indenture limits, qualifies or conflicts with any provision included in the Indenture which is required to be included in the Indenture by any of Sections 310 to 317 of the Trust Indenture Act, such required provision will control. Notwithstanding the foregoing, any provision contained in the Indenture as to directions and waivers by Holders or impairment of Holders' rights to payment shall be in lieu of Sections 316(a)(1)(A) and 316(a)(1)(B) of the Trust Indenture Act and such sections are excluded from the Indenture and the Notes, as permitted by the Trust Indenture Act.

Certain Definitions

     Set forth below are certain defined terms used herein. Except as otherwise defined herein, capitalized terms will have the meanings set forth below.

     "Acquired Debt" means, with respect to any specified Person (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" means, with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Affiliate Transaction" shall have the meaning given to such term under the caption "-Transactions with Affiliates."

     "Agent" means any Registrar, Paying Agent or co-registrar.

     "Asset Sale" means: (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries taken as a whole shall be governed by the provisions under the caption "-Offer to Purchase at the Option of Holders - Change of Control" and not by the provisions under the caption "-Asset Sales;" and (2) the issuance of Equity Interests by any of the Corporation's Restricted Subsidiaries or the sale of Equity Interests in any of the Corporation's Subsidiaries. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million; (2) a transfer of assets between or among the Corporation and its Wholly Owned Restricted Subsidiaries;
(3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Corporation or to another Wholly Owned Restricted Subsidiary; (4) the licensing of intellectual property in the ordinary course of business; (5) disposals or replacements of obsolete, uneconomical, negligible, worn-out or surplus property in the ordinary course of business; (6) the sale or other disposition of cash or Cash Equivalents or Marketable Securities; (7) sales of accounts receivables and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash or Cash Equivalents or Marketable Securities in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP; (8) a Permitted Investment involving businesses or assets outside of the United States; (9) a Restricted Payment that is permitted in the provisions under the caption "-Restricted Payment;" or (10) Third-Party Financing Transactions.

     "Asset Sale Offer" shall have the meaning given to such term in the provisions under the caption "-Asset Sales."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Authenticating Agent" means any agent or agents appointed by the Trustee upon the request of the Corporation with power to act on its behalf and subject to its direction in the authentication and delivery of the Notes issued upon any exchange or transfer thereof.

     "Bank Credit Facility" means, with respect to the Corporation or its Restricted Subsidiaries, one or more credit facilities, commercial paper or letter of credit facilities in the bank credit market (which may include customary institutional investor participation) or receivables financings (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in the bank credit market or receivables financing market, as the case may be, in whole or in part from time to time.

     "Bankruptcy Law" means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

     "Board of Directors" means the Board of Directors or the Executive Committee or any other duly authorized committee of the Board of Directors of the Corporation.

     "Board Resolution" means, with respect to the Corporation, a copy of a resolution certified by the Secretary or an Assistant Secretary to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and, with respect to any Guarantor, a copy of a resolution certified by the Secretary or an Assistant Secretary or a similar officer, partner or manager of such Guarantor, to have been duly adopted by the board of directors (or other similar governing body) of such Guarantor and to be in full force and effect on the date of such certification.

     "Capital Lease Obligation" means, at the time of any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (1) in the case of a corporation, corporate stock;
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (1) United States dollars; (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition; (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case with any lender under the Bank Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better; (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper having a rating of at least A1 or P-1 from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within twelve months after the date of acquisition; and (6) money market funds at least

95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Certificate" means a certificate signed by the principal executive officer, the principal financial officer or the principal accounting officer of the Corporation.

     "Certificate of Authentication" means the certificate issued by the Trustee or the Authenticating Agent as to the form of Note issued under the Indenture.

     "Change of Control" means the occurrence of one or more of the following events:

     (1) any Person or Group (other than a Person which is an Initial Holder or an Affiliate of an Initial Holder or a Group which includes one or more Initial Holders or Affiliates of one or more Initial Holders) is or becomes the "beneficial owner," directly or indirectly, in the aggregate of at least a majority of the total voting power of the Voting Stock of the Corporation (including a Surviving Entity, if applicable), whether by virtue of the issuance, sale or other disposition of Capital Stock by the Corporation or a direct or indirect holder of Capital Stock of the Corporation, a merger or consolidation involving the Corporation or such Person or Group, a sale of all or substantially all of its assets by the Corporation or such Person or Group, or otherwise; or

     (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation was either
(i) approved by a vote of a majority of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) made by an Initial Holder or an Affiliate of an Initial Holder) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office; or

     (3) the approval by the holders of Capital Stock of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation, whether or not otherwise in compliance with the provisions of the Indenture; or

     (4) the Corporation consolidates with, or merges with or into, another Person, or the Corporation sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of the Corporation, determined on a consolidated basis, to any Person, other than a transaction where immediately after such transaction the Person or Persons that "beneficially owned" immediately prior to such transaction a majority of the total then outstanding Voting Stock of the Corporation "beneficially own", directly or indirectly, a majority of the total voting power of the then outstanding Voting Stock of the Surviving Entity; or

     (5) the Corporation directly or indirectly sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the Capital Stock, assets and/or operations of the underground mining equipment business of Joy Technologies Inc. and its Subsidiaries, or any successor entity thereto, and/or the surface mining equipment business of Harnischfeger Corporation and its Subsidiaries, or any successor entity thereto, other than to the Corporation or a Restricted Subsidiary.

     For purposes of this definition:

          (1) "beneficial owner" shall have the meaning specified in Rules 13d-3 and 13d-5 under the Exchange Act, except that any Person or Group shall be deemed to have "beneficial ownership" of all securities that such Person or has the right to acquire, whether such right is exercisable immediately, only after the passage of time or upon the occurrence of a subsequent condition; and

          (2) "Person" and "Group" shall have the meanings for "person" and "group" as used in Sections 13(d) and 14(d) of the Exchange Act.


     "Change of Control Offer" shall have the meaning given to such term under the caption "-Offer to Repurchase at the Option of Holders - Change of Control."

     "Change of Control Payment" shall have the meaning given to such term under the caption "-Offer to Repurchase at the Option of Holders - Change of Control."

     "Change of Control Payment Date" shall have the meaning given to such term under the caption "-Offer to Repurchase at the Option of Holders - Change of Control."

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Consolidated EBITDA" of the Corporation means, for any period, the sum (without duplication) of the Corporation's (1) Consolidated Net Income and (2), to the extent Consolidated Net Income has been reduced thereby, (A) taxes based on income or profits (and all foreign withholding taxes) of the Corporation and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense and (C) Consolidated Noncash Charges, less (x) all non-cash credits and gains increasing Consolidated Net Income for such period (other than the accrual of revenue) and (y) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

     "Consolidated Interest Expense" of the Corporation means, for any period, the sum, without duplication and determined on a consolidated basis in accordance with GAAP, of: (1) the aggregate of cash and non-cash interest expense of the Corporation and its Restricted Subsidiaries, including, without limitation (whether or not interest expense in accordance with GAAP): (a) any amortization or accretion of debt discount or any interest paid on Indebtedness of the Corporation in the form of additional Indebtedness, (b) any amortization of deferred financing costs, (c) the net costs under Hedging Obligations (including amortization of fees), (d) all capitalized interest, (e) the interest portion of any deferred payment obligation, (f) commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptances, and (g) any interest expense on Indebtedness of another Person that is Guaranteed by the Corporation or one of its Restricted Subsidiaries or secured by a Lien on the assets of the Corporation or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); (2) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Corporation and its Restricted Subsidiaries during such period and (3) the product of (x) the amount of all cash and non-cash dividend payments on any series of preferred stock or Disqualified Capital Stock (other than dividends paid in Qualified Capital Stock or paid, accrued or scheduled to be paid or accrued to the Corporation or a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period times (y) a
                                                                    -----
fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated U.S. federal, state and local tax rate of the Corporation, expressed as a decimal.

     "Consolidated Net Income" of the Corporation means, for any period, the sum of (1) the aggregate net income (or loss) of the Corporation and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and (2) Fresh Start Charges for such period; provided that there shall
                                                       --------
be excluded from aggregate net income (or loss) (a) gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP, (b) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP, (c) items classified as a cumulative effect accounting change or as extraordinary gains and losses,and the related tax effects according to GAAP, (d) the net income of any Restricted Subsidiary of the Corporation to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Corporation of that income is prohibited by contract, operation of law or otherwise, excluding for purposes of this clause (d), in the case of the calculation of the EBITDA Coverage Ratio only, prohibitions and limitations under credit facilities, indentures or other contracts relating to Permitted Debt incurred or outstanding under clause (4) of the caption "-Incurrence of Indebtedness," (e) the net income of any Person other than a Restricted Subsidiary of the Corporation, except to the extent of cash dividends or distributions paid to the Corporation or a Restricted Subsidiary of the Corporation by such Person, (f) any increase or decrease in net income attributable to minority interests in any Restricted Subsidiary, and (g) for purposes of calculating Consolidated Net Income pursuant to clause (d)(iii)(1) under the caption "-Restricted Payments" only, (A) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Corporation or any Restricted Subsidiary and (B) any earnings of a Surviving Entity (other than the Corporation) prior to assuming the Corporation's obligations under the Indenture and the Notes as described under the caption "- Mergers, Consolidation or Sale of Assets."

     "Consolidated Noncash Charges" of the Corporation means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Corporation and its Restricted Subsidiaries reducing Consolidated Net Income of the Corporation for such period (excluding Fresh Start Charges) determined on a consolidated basis in accordance with GAAP, but excluding any such non-cash charge which requires an accrual of or a reserve for cash charges for any future period.

     "Corporation" means Joy Global Inc., a Delaware corporation, and, subject to the provisions of Article Ten of the Indenture, shall include its successors and assigns.

     "Custodian" means any receiver, trustee, assignee, liquidator, or similar official under any Bankruptcy Law.

     "Default" means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

     "Defaulted Interest" shall mean any interest on any Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date, which interest shall cease to be payable to the Holder on the Regular Record Date and shall be paid by the Corporation, at its election on the Special Record Date or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed.

     "Defeasance Agent" means another financial institution which is eligible to act as Trustee under the Indenture and which assumes all of the obligations of the Trustee necessary to enable the Trustee to act under the Indenture.

     "Depository Institution" means, with respect to Notes which the Corporation shall determine will be issued as Global Notes, The Depository Trust Company, New York, New York, The Philadelphia Depository

Trust Company, Philadelphia, Pennsylvania, another clearing agency, or any successor registered as a clearing agency under the Exchange Act, or other applicable statute or regulation, which, in each case, shall be designated by the Corporation as described under the caption "-Issuance of Notes."

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the Stated Maturity of the Notes.

     "Domestic Subsidiary" means a Subsidiary that is (1) formed under the laws of the United States of America or a state or territory thereof or (2) as of the date of determination, treated as a domestic entity or a partnership or a division of a domestic entity for United States federal income tax purposes.

     "DTC" means The Depository Trust Company.

     "EBITDA Coverage Ratio" of the Corporation means, for any period, the ratio of the Consolidated EBITDA of the Corporation for such period to the Consolidated Interest Expense of the Corporation for such period. In the event that the Corporation or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the period for which the EBITDA Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the EBITDA Coverage Ratio is made (the "Calculation Date"), then the EBITDA Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the EBITDA Coverage Ratio: (1) acquisitions or dispositions outside the ordinary course of business that have been made by the Corporation or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions or designations of Restricted Subsidiaries or Unrestricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated EBITDA for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act; (2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the Corporation or any of its Restricted Subsidiaries following the Calculation Date.

     "Effective Date" shall have the meaning given to such term in the Plan.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Event of Default" means any event specified under the caption "-Events of Default and Remedies," continued for the period of time, if any, and after the giving of the notice, if any, therein designated.

     "Excess Proceeds" shall have the meaning given to such term under the caption "-Asset Sales."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Subsidiary" means any Subsidiary of the Corporation which is not a Domestic Subsidiary.

     "Existing Indebtedness" means Indebtedness of the Corporation and its Subsidiaries (other than Indebtedness under any Bank Credit Facility, Indebtedness of any Excluded Subsidiary (other than Indebtedness incurred or outstanding pursuant to clause (4) of the definition of "Permitted Debt") or any Indebtedness which meets the requirements of clause (7), (8), (11) or (12) of the definition of Permitted Debt) in existence on the Issue Date, until such amounts are repaid.

     "Fresh Start Changes" means, for any period, the aggregate non-cash charges of the Corporation and its Restricted Subsidiaries arising from the application of fresh start accounting principles, determined on a consolidated basis in accordance with GAAP.

     "GAAP" means United States generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practices of the Corporation except for (1) changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing and (2) changes to any such principles deemed by the Corporation to be preferable and the use of which has been approved by the Corporation's independent certified public accountants.

     "Global Notes" means, with respect to any of the Notes, a Note executed by the Corporation and delivered by the Trustee to the Depository Institution or pursuant to the Depository Institution's instruction, all in accordance with the Indenture, which shall be registered in the name of the applicable Depository Institution or its nominee.

     "Guarantee" means a direct or indirect guarantee of all or any part of any Indebtedness (other than by endorsement of negotiable instruments for collection in the ordinary course of business), including without limitation by way of a pledge of assets, through letters of credit or reimbursement agreements in respect of such Indebtedness or through keep-well agreements in respect of such Indebtedness, agreements to maintain financial statement conditions or agreements to purchase or pay such Indebtedness.

     "Guarantors" means (1) each Restricted Subsidiary that is or becomes a Domestic Subsidiary of the Corporation (other than (A) a Receivables Subsidiary and (B) Industries Insurance, Inc., a Vermont insurance company); and (2) any other Subsidiary that executes a Senior Subsidiary Guarantee in accordance with the provisions of the Indenture.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (2) similar agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Holder," "Holder of Notes," or other similar terms, means any person in whose name at the time a particular Note is registered on the Senior Note Register in accordance with the terms hereof.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of: (1) borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or outstanding letters of credit (or reimbursement agreements in respect thereof); (3) banker's acceptances; (4) representing Capital Lease Obligations;
(5) the deferred balance of the purchase price of any property acquired outside of the ordinary course of business which remains unpaid, except any such balance that constitutes an operating lease payment, accrued expense, trade payable or similar current liability not overdue by more than 90 days; (6) any Hedging Obligations or Other Hedging Agreements; (7) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; and (8) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided, that: (a) if the
                                                --------
Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price shall be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and (b) if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value shall be the fair market value thereof. The amount of any Indebtedness outstanding as of any date shall be (x) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (y) the principal amount thereof in the case of any other Indebtedness.

     "Independent Financial Advisor" means an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the judgment of the Corporation's Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

     "Initial Holder" means any Person which is the "beneficial owner," directly or indirectly, in the aggregate of at least 5% of the total voting power of the Voting Stock of the Corporation upon the Effective Date.

     "Interest Payment Date" means the Stated Maturity of an installment of interest on the Notes.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Corporation or any of its Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Corporation such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Corporation, the Corporation shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph under the caption "-Restricted Payments." The acquisition by the Corporation or any Subsidiary of the Corporation of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Corporation or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph under the caption "-Restricted Payments."

     "Issue Date" means the date of initial issuance of the Notes.

     "Lien" means any lien, mortgage, pledge, security, interest, charges or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either Standard & Poor's Rating Services or Moody's Investors Service, Inc.

         "Net Proceeds" means the aggregate cash proceeds received by the Corporation or any Restricted Subsidiary of the Corporation in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result thereof, all taxes of any kind paid or payable as a result thereof and reasonable reserves established to cover any indemnity obligations incurred in connection therewith, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Bank Credit Facility, Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "Non-Recourse Debt" means Indebtedness (1) as to which neither the Corporation nor any Restricted Subsidiary of the Corporation (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is directly or indirectly liable as a guarantor or otherwise, or (C) constitutes the lender; (2) no default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Corporation or any Restricted Subsidiary of the Corporation to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Corporation.

         "Note Custodian" means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, expenses, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Offer Amount" shall mean the principal amount of Notes purchased by the Company pursuant to an Asset Sale Offer.

         "Offer Period" shall mean the period for which an Asset Sale Offer remains open pursuant to the terms of the Indenture.

         "Officers' Certificate" means, with respect to the Corporation or any Guarantor, a certificate signed by the Chairman of the Board, the President or any Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary or a similar officer, partner or manager of such Person and delivered to the Trustee.

         "Opinion of Counsel" means an opinion in writing signed by legal counsel experienced in the matters as to which such opinion is being delivered, who may be an employee of or counsel to the Corporation, or may be other counsel reasonably satisfactory to the Trustee.

         "Other Hedging Agreements" means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

         The term "outstanding" (except as otherwise provided in the Indenture), when used with reference to Notes, shall, subject to certain provisions of the Indenture relating to the ownership of the Notes by the Corporation, any obligor of the Notes or any of their Affiliates, mean, as of any particular time, all Notes authenticated and delivered by the Trustee or the Authenticating Agent under the Indenture, except

     (1) Notes theretofore canceled by the Trustee or the Authenticating Agent or delivered to the Trustee for cancellation;

     (2) Notes, or portions thereof, for the payment or redemption of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Corporation) or shall have been set aside and segregated in trust by the Corporation (if the Corporation shall act as its own paying agent); provided that, if such Notes, or portions thereof, are to be redeemed prior to maturity thereof, notice of such redemption shall have been given as provided under the caption "-Optional Redemption" or provision satisfactory to the Trustee shall have been made for giving such notice; and

     (3) Notes paid due to their mutilation, destruction, loss or theft or Notes in lieu of or in substitution for which other Notes shall have been authenticated and delivered due to such mutilation, destruction, loss or theft unless proof satisfactory to the Corporation and the Trustee is presented that any such Notes are held by bona fide holders in due course.

     "Paying Agent" shall mean the office or agency where the Notes may be presented for payment.

     "Permitted Debt" shall have the meaning given to such term under the caption "-Incurrence of Indebtedness.

     "Permitted Debt Percentage" means a fraction (1) the numerator of which is $25.0 million and (2) the denominator of which is the Total Net Tangible Assets of the Corporation on the Effective Date.

     "Permitted Investments" means: (1) any Investment in the Corporation or in a Restricted Subsidiary of the Corporation; (2) any Investment in Cash Equivalents; (3) any Investment by the Corporation or any Restricted Subsidiary of the Corporation in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Corporation or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Restricted Subsidiary of the Corporation; (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the terms set forth under the caption "-Asset Sales;"
(5) any acquisition of assets to the extent acquired in exchange for the issuance of Equity Interests of the Corporation (other than Disqualified Stock);
(6) Hedging Obligations and Other Hedging Agreements; (7) any Investment existing on the Issue Date; (8) loans and advances to employees and officers of the Corporation and its Restricted Subsidiaries in the ordinary course of business; (9) any Investment in securities of trade creditors or customers received in compromise of obligations of such persons incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (10) negotiable instruments held for deposit or collection in the ordinary course of business; (11) loans, guarantees of loans and advances to officers, directors, employees or consultants of the Corporation or a Restricted Subsidiary of the Corporation not to exceed $3.5 million in the aggregate outstanding at any time; (12) any Investment by the Corporation or any Restricted Subsidiary of the Corporation in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that each such Investment is in the form of a Purchase Money Note, an equity interest or interests in accounts receivables generated by the Corporation or any Restricted Subsidiary of the Corporation customary in connection with Qualified Receivables Transactions; and
(13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of $40.0 million and the Permitted Investments Percentage of Total Net Tangible Assets.

     "Permitted Investments Percentage" means a fraction (1) the numerator of which is $40.0 million and (2) the denominator of which is the Total Net Tangible Assets of the Corporation on the Effective Date.

     "Permitted Liens" means: (1) Liens on assets (including, without limitation, the capital stock of a Subsidiary) of the Corporation or any Subsidiary to secure Indebtedness under any Bank Credit Facility; (2) Liens on the assets of the Corporation or any Subsidiary to secure Hedging Obligations and Other Hedging Agreements with respect to Indebtedness to any lender under any Bank Credit Facility on assets which secure such Bank Credit Facility; (3) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Corporation or any Subsidiary of the Corporation; provided that such Liens were in existence prior to the
             --------
contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Corporation; (4) Liens on property existing at the time of acquisition thereof by the Corporation or any Subsidiary of the Corporation; provided that such Liens were in existence prior to the contemplation of such acquisition and only extend to the property so acquired; (5) Liens existing on the Issue Date; (6) Liens in favor of the Corporation or any Subsidiary of the Corporation; (7) Liens to secure Indebtedness incurred by the Corporation or any of its Subsidiaries, including all Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (7), in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $50.0 million; (8) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceeding; provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor; (10) Liens represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Corporation or any Subsidiary, in an aggregate principal amount, including all indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (10), not to exceed $25.0 million, covering only the assets acquired with such Indebtedness;
(11) Liens securing Indebtedness of Excluded Subsidiaries incurred in reliance on clause (4) of the term "Permitted Debt;" (12) carriers', warehousemen's, mechanics', landlords' materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor; (13) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Corporation and its Subsidiaries taken as a whole; (14) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business; (15) leases or subleases granted to third Persons not interfering with the ordinary course of business of the Corporation or any of its Subsidiaries; (16) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security; (17) deposits made in the ordinary course of business to secure liability to insurance carriers; (18) any interest or title of a lessor or sublessor under any operating lease; (19) Liens securing Permitted Refinancing Indebtedness incurred under clause (6) of the definition of Permitted Debt in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the Permitted Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced; (20) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; (21) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business; and (22) Liens on property of the Corporation or any Restricted Subsidiary to secure partial, progress, advance or other payments or any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction, development, or substantial repair, alteration or improvement of such property.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation issued in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation (including, without limitation, all Permitted Debt (other than Permitted Debt that is intercompany Indebtedness and other than Indebtedness under any Bank Credit Facility)); provided that: (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith; (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (4) such Indebtedness is incurred either by the Corporation or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Office of the Trustee," or other similar term, means the designated office of the Trustee, at which at any particular time its corporate trust business shall be administered.

     "Purchase Date" shall mean the date which follows the termination of the Offer Period on which the Corporation purchases the principal amount of Notes in connection with an Asset Sale Offer.

     "Purchase Money Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Corporation or any Restricted Subsidiary of the Corporation in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Corporation or any Restricted Subsidiary of the Corporation pursuant to which the Corporation or any Restricted Subsidiary of the Corporation may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the Corporation or any Restricted Subsidiary of the Corporation), and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the

Corporation or any Restricted Subsidiary of the Corporation, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

     "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Corporation that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Corporation (as provided below) as a Receivables Subsidiary and (1) has no Indebtedness or other Obligations (contingent or otherwise) that (A) are guaranteed by the Corporation or any Restricted Subsidiary of the Corporation, other than contingent liabilities pursuant to Standard Securitization Undertakings, (B) are recourse to or obligate the Corporation or any Restricted Subsidiary of the Corporation in any way other than pursuant to Standard Securitization Undertakings or (C) subjects any property or asset of the Corporation or any Restricted Subsidiary of the Corporation, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; (2) has no contract, agreement, arrangement or undertaking (except in connection with Purchase Money Note or Qualified Receivables Transaction) with the Corporation or its Restricted Subsidiaries other than on terms no less favorable to the Corporation or such Restricted Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of the Corporation, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and (3) neither the Corporation nor any Restricted Subsidiary of the Corporation has any obligation to maintain or preserve the Receivables Subsidiary's financial condition or cause the Receivables Subsidiary to achieve certain levels of operating results.

     "Redemption Date," when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture.

     "Redemption Price," when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

     "Registrar" shall mean the office or agency of the Corporation where the Notes may be presented for registration of transfer or for exchange.

     "Regular Record Date" for the interest payable on any Interest Payment Date means the April 15th or October 15th, as the case may be, next preceding such Interest Payment Date.

     "Responsible Officer" means, with respect to the Trustee, any officer within the corporate trust office of the Trustee, including any vice-president, any assistant vice-president, any assistant secretary, any assistant treasurer or other officer of the corporate trust office of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Payment" shall have the meaning given to such term under the caption "-Restricted Payment."

     "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

     "Senior Note Register" shall mean the register maintained at the Principal Office of the Trustee, where the Corporation or the Trustee registers the Notes and registers the transfers of all Notes.

     "Senior Subsidiary Guarantee" means the Guarantee of the Notes contained in the Indenture and any additional Guarantee of the Notes to be executed by any Domestic Subsidiary of the Corporation in the event such Domestic Subsidiary is acquired or created following the date of the Indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

     "Special Record Date" for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to the terms of the Indenture.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Corporation or any Restricted Subsidiary of the Corporation that are reasonably customary in an accounts receivable transaction.

     "Stated Maturity," when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "Subsidiary" means with respect to any Person, (1) any corporation at least a majority of whose outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, (2) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries and (3) any limited partnership of which such Person or any of its Subsidiaries is a general partner. For the purposes of this definition, "voting stock" means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

     "Surviving Entity" shall have the meaning given to such term under the caption "-Merger, Consolidation or Sale of Assets."

     "Third-Party Financing Transaction" means any transaction or series of transactions pursuant to which (1) the Corporation or any Restricted Subsidiary of the Corporation enters into an agreement (the "Agreement") to provide a customer (the "Customer") with the use of or services relating to certain specified machinery or equipment (the "Equipment") and (2) a Person which is not an Affiliate of the Corporation takes title to the Equipment as a condition of providing the Customer with financing assistance relating to the Agreement

     "Total Net Tangible Assets" means the total consolidated assets of the Corporation and its Restricted Subsidiaries, as set forth on the Corporation's most recent consolidated balance sheet as of the end of a fiscal quarter, less the following: (1) current liabilities of the Corporation and its Restricted Subsidiaries, (2) goodwill, unamortized debt issuance costs and original issue discount expense and other unamortized deferred charges, patents, trademarks, service marks, trade names, copyrights, licenses, organization or development expenses and other intangible items set forth on such balance sheet, (3) all outstanding Investments by the Corporation and its Restricted Subsidiaries in Persons other than Restricted Subsidiaries, and (4) net deferred income tax assets of the Corporation and its Restricted Subsidiaries. For purposes of the Indenture, Total Net Tangible Assets on the Effective Date shall be determined by the Company from its audited consolidated balance sheet as of the Effective Date and publicly announced by the Company as soon as reasonably practicable following the time when such audited consolidated balance sheet is publicly disclosed.

     "Trustee" means the Person identified as "Trustee" in the first paragraph of the Indenture, and, subject to the provisions of Article Six of the Indenture, shall also include its successors and assigns as Trustee under the Indenture.

     "Unrestricted Subsidiary" means, with respect to the Corporation, any Subsidiary of the Corporation that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution (and any Subsidiary thereof), but only to the extent that such Subsidiary: (1) has no Indebtedness other than Non-Recourse Debt; (2) is not party to any agreement, contract, arrangement or understanding with the Corporation or any Restricted Subsidiary of the Corporation unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation; (3) is a Person with respect to which neither the Corporation nor any Restricted Subsidiary of the Corporation has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation. Any designation of a Subsidiary of the Corporation as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted under the caption "-Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Corporation as of such date. The Board of Directors of the Corporation may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of
--------
Indebtedness by a Restricted Subsidiary of the Corporation of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (x) such Indebtedness is permitted under the caption "-Incurrence of Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (y) no Default or Event of Default would be in existence following such designation.

     "U.S. Government Obligations" means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not
         --------
authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

          "Voting Stock" means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors (or similar governing body) of such Person.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

          "Wholly Owned Restricted Subsidiary" of any specified Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

          "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiary of such Person.


Item 2. Exhibits.

               Number                   Description
               ------                   -----------

                (1) Amended and Restated Certificate of Incorporation of Joy Global Inc. incorporated by reference to Exhibit
                         3.1 of Form 8-K dated as of July 12, 2001.

                (2) Amended and Restated Bylaws of Joy Global Inc. incorporated by reference to Exhibit 3.2 of Form 8-K dated as of July 12, 2001.

                (3) Specimen 10.75% Senior Notes Due 2006, incorporated by reference to Exhibit 4.3 of Form 8-K dated as of July 12, 2001.

                (4) Indenture, dated as of July 10, 2001, by and among Harnischfeger Industries, Inc. (to be renamed Joy Global Inc.), as Issuer, the Guarantors Named Therein and BNY Midwest Trust Company, as Trustee, relating to 10.75% Senior Notes Due 2006, incorporated by reference to Exhibit 4.1 of Form 8-K dated as of July 12, 2001.

                (5) Third Amended Joint Plan of Reorganization, As Modified, of the Debtors Under Chapter 11 of the Bankruptcy Code, incorporated by reference to Exhibit
                         2.1 of Form 8-K dated as of July 12, 2001.

                                  SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 12, 2001                          Joy Global Inc.
                                ------------------------------------------------
                                             (Registrant)

                                By:      /s/ Eric B. Fonstad
                                   ---------------------------------------------
                                Name:    Eric B. Fonstad
                                Title:   Secretary and Associate General Counsel